UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 5)*

THE READER’S DIGEST ASSOCIATION, INC.

(Name of Issuer)

COMMON STOCK, PAR VALUE $0.01 PER SHARE

(Title of Class of Securities)

755267101 (CUSIP Number)

DECEMBER 31, 2006

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 755267101	13G/A	Page 2 of 9 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Highfields Capital Management LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER

0
6. SHARED VOTING POWER

—0—
7. SOLE DISPOSITIVE POWER

0
8. SHARED DISPOSITIVE POWER

—0—

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No. 755267101	13G/A	Page 3 of 9 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Highfields GP LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER

0
6. SHARED VOTING POWER

—0—
7. SOLE DISPOSITIVE POWER

0
8. SHARED DISPOSITIVE POWER

—0—

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

CUSIP No. 755267101	13G/A	Page 4 of 9 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Highfields Associates LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER

0
6. SHARED VOTING POWER

—0—
7. SOLE DISPOSITIVE POWER

0
8. SHARED DISPOSITIVE POWER

—0—

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

CUSIP No. 755267101	13G/A	Page 5 of 9 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Jonathon S. Jacobson
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER

0
6. SHARED VOTING POWER

—0—
7. SOLE DISPOSITIVE POWER

0
8. SHARED DISPOSITIVE POWER

—0—

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

CUSIP No. 755267101	13G/A	Page 6 of 9 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Richard L. Grubman
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER

0
6. SHARED VOTING POWER

—0—
7. SOLE DISPOSITIVE POWER

0
8. SHARED DISPOSITIVE POWER

—0—

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

CUSIP No. 755267101	13G/A	Page 7 of 9 Pages

Item 1	(a).	Name of Issuer:

The Reader’s Digest Association, Inc. (the “Issuer”)

Item 1	(b).	Address of Issuer’s Principal Executive Offices:

Reader’s Digest Road, Pleasantville, New York 10570

Item 2	(a).	Name of Person Filing:

This statement is being filed by the following persons with respect to the shares of common stock (“Common Stock”) of the Issuer directly owned by Highfields Capital I LP (“Highfields I”), Highfields Capital II LP (“Highfields II”) and Highfields Capital III L.P. (“Highfields III” and, collectively, the “Funds”):

(i) Highfields Capital Management LP, a Delaware limited partnership (“Highfields Capital Management”) and investment manager to each of the Funds;

(ii) Highfields GP LLC, a Delaware limited liability company (“Highfields GP”) and the General Partner of Highfields Capital Management;

(iii) Highfields Associates LLC, a Delaware limited liability company (“Highfields Associates”) and the General Partner of the Funds;

(iv) Jonathon S. Jacobson, a Managing Member of Highfields GP and a Senior Managing Member of Highfields Associates; and

(v) Richard L. Grubman, a Managing Member of Highfields GP and a Senior Managing Member of Highfields Associates.

Highfields Capital Management, Highfields GP, Highfields Associates, Mr. Jacobson and Mr. Grubman are sometimes individually referred to herein as a “Reporting Person” and collectively as the “Reporting Persons.”

Item 2	(b).	Address of Principal Business Office or, if None, Residence:

Address for Highfields Capital Management, Highfields GP, Highfields Associates,

Mr. Jacobson and Mr. Grubman:

c/o Highfields Capital Management

John Hancock Tower

200 Clarendon Street, 51st Floor

Boston, Massachusetts 02116

Item 2	(c).	Citizenship:

Highfields Capital Management – Delaware Highfields GP – Delaware Highfields Associates – Delaware Jonathon S. Jacobson – United States Richard L. Grubman – United States

Item 2	(d).	Title of Class of Securities:

Common Stock, par value $0.01 per share

Item 2	(e).	CUSIP Number:

755267101

Item 3.		Not applicable.

CUSIP No. 755267101	13G/A	Page 8 of 9 Pages

Item 4.	Ownership.

For Highfields Capital Management, Highfields GP, Highfields Associates, Mr. Jacobson and Mr. Grubman:

(a) Amount beneficially owned: 0 shares of Common Stock

(b) Percent of class: 0%

(c) Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: —0—

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: —0—

Item 5.	Ownership of Five Percent or Less of a Class.

Yes.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 755267101	13G/A	Page 9 of 9 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2007
Date

HIGHFIELDS CAPITAL MANAGEMENT LP

By: Highfields GP LLC, its General Partner

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

HIGHFIELDS GP LLC

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

HIGHFIELDS ASSOCIATES LLC

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

JONATHON S. JACOBSON

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

RICHARD L. GRUBMAN

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title